Exhibit 10.6

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is made by and between Unifi, Inc., a New York corporation (the “Company”), and ______________, a key employee (the “Grantee”) of the Company.

WITNESSETH:

WHEREAS, the Company has adopted the Unifi, Inc. Amended and Restated 2013 Incentive Compensation Plan (the “Plan”), which became effective on October 24, 2018; and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that it is desirable and in the best interests of the Company to grant to the Grantee Restricted Stock Units (“RSUs”) as an incentive for the Grantee to advance the interests of the Company;

NOW, THEREFORE, the parties agree as follows:

Section 1.Incorporation of Plan. The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time, provided that any such amendment of the Plan must be made in accordance with Section 14 of the Plan. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Plan.

Section 2.Grant of RSU; Notice of Grant. Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Company has granted to the “Grantee,” and effective as of the “Grant Date,” a certain number of RSUs, all as set forth on the Notice of Grant attached hereto as Annex A, which Notice of Grant is incorporated by reference herein.

Section 3.Terms of Restricted Stock Units.  The RSUs granted under this Agreement are subject to the following terms, conditions and restrictions:

(a)No Ownership.  The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in shares of the Company Stock in respect of the RSUs.

(b)Transfer of RSUs.  The RSUs and any interest therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution and subject to the conditions set forth in the Plan and this Agreement. Any attempt to transfer RSUs in contravention of this Section is void ab initio. RSUs shall not be subject to execution, attachment or other process.

(c)Vesting and Conversion of RSUs.  If the Grantee remains in the continuous employment of the Company from the Date of Grant through the applicable “Vesting Date” listed below, the last of which is the “Final Vesting Date”, the corresponding percentage of the total number of RSUs awarded under this Agreement will become fully vested.

Vesting Date	Percentage of RSUs Vested
[Date that is the first anniversary of the Date of Grant]	25%
[Date that is the second anniversary of the Date of Grant]	25%
[Date that is the third anniversary of the Date of Grant]	50%

There shall be no vesting of the RSUs to result in a fraction under this vesting schedule.  If the vesting schedule would otherwise result in a fractional RSU, such RSU shall be rounded up to the next whole number, subject to the next sentence with respect to the Final Vesting Date.  If the number of vested RSUs is rounded up on any Vesting Date prior to the Final Vesting Date, the number of RSUs in which the Grantee becomes vested on the Final Vesting Date shall be adjusted so that the total number of vested RSUs equals the number of RSUs set forth in the Notice of Grant.  For example, if the Grantee was awarded 750 RSUs under this Agreement, the Grantee would become vested in 188, 188 and 374 RSUs on the respective Vesting Dates listed above.

On each Vesting Date, the vested RSUs shall be converted into a cash amount equal to the Fair Market Value of a share of Company Stock as of the applicable Vesting Date multiplied by the number of RSUs vesting on such Vesting Date, and such cash amount shall be paid to the Grantee within 30 days following the applicable Vesting Date.

(d)Additional Vesting Provisions.

(i)If, prior to the Final Vesting Date, the Grantee dies or has a Separation from Service as a result of Disability, all RSUs shall become fully vested, converted into a cash amount equal to the Fair Market Value of a share of Company Stock as of the date of such death or Separation from Service, multiplied by the number of RSUs vesting on such date, and paid to the Grantee within 30 days following the Grantee’s death or such Separation from Service, as the case may be.

(ii)If, after the Grantee attains age 65 but prior to the Final Vesting Date, the Grantee has a Separation from Service due to an involuntary termination by the Company without Cause (as defined below), all remaining unvested RSUs shall become fully vested, and all RSUs shall be converted into a cash amount equal to the Fair Market Value of a share of Company Stock as of the date of such Separation from Service, multiplied by the number of RSUs vesting on such date, and paid to the Grantee within 30 days following such Separation from Service.

(iii)If, prior to the Final Vesting Date, the Grantee has a Separation from Service for any reason not covered in Section 3(d)(i) or Section 3(d)(ii) above, then the Grantee shall forfeit any unvested RSUs and shall not be entitled to receive any payment under this Agreement with respect to such forfeited RSUs.

(iv)Notwithstanding the foregoing, the Grantee shall immediately forfeit all RSUs (whether or not vested) upon the Grantee’s Separation from Service for Cause, whether before or after the Final Vesting Date.

(v)In the event of a Change in Control (as defined in the Plan), all RSUs shall become fully vested, be converted into a cash amount equal to the Fair Market Value of a share of Company Stock as of the date of such Change in Control, multiplied by the number of RSUs vesting on such date, and immediately paid to the Grantee in a single distribution within 30 days following the Change in Control.

(vi)For purposes of this Agreement, “Cause” means any of the following, as determined in good faith by the Committee: (A) an act of embezzlement, theft or misappropriation by the Grantee of any property of the Company or any Related Company; (B) any breach by the Grantee of any material provision of any material agreement to which the Grantee is a party with the Company or any Related Company that is not cured, to the extent the breach is susceptible to being cured, within fourteen (14) days after the Company gives express notice to the Grantee describing such breach; (C) gross negligence by the Grantee in the discharge of his or her lawful duties to the Company or any Related Company (after receiving express notice from the Company specifying the manner in which he or she is alleged to have been grossly negligent and having had the opportunity to cure the same within thirty (30) days from receipt of such notice); (D) any act by the Grantee constituting a felony or a crime that otherwise involves dishonesty or misrepresentation; (E) the Grantee’s breach of any fiduciary duty, under applicable law, to the Company or any Related Company, regardless of whether such conduct constitutes gross negligence; or (F) any chemical or alcohol dependence by the Grantee that materially and adversely affects the performance of his or her duties or responsibilities to the Company or any Related Company.

Section 4.Equitable Adjustment.  The number of RSUs granted under this Agreement shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Company Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without the receipt of consideration by the Company, or other change in corporate or capital structure. The Committee shall make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent reasonably necessary or desirable to preserve the intended benefits under this Agreement in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction involving the Company.

Section 5.Taxes.  The Company shall withhold from any cash payment due to the Grantee hereunder the amount of any Applicable Withholding Taxes.

Section 6.No Right to Continued Employment.  Nothing contained herein shall be deemed to confer upon the Grantee any right to continue in the employment of the Company.

Section 7.Section 409A.

(a)It is intended that this Agreement comply in all respects with the requirements of Section 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b)Notwithstanding any other term or provision of this Agreement (including any term or provision of the Plan incorporated herein by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Grantee, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in the Grantee’s gross income pursuant to the applicable Treasury Regulations of any compensation intended to be deferred hereunder. The Company shall notify the Grantee as soon as reasonably practicable of any such amendment affecting the Grantee.

(c)If the amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A, the Grantee shall be solely liable for the payment of any such taxes, penalties or interest.

(d)Except as otherwise specifically provided herein, the time and method for payment of the RSUs as provided in Section 3 shall not be accelerated or delayed for any reason, unless to the extent necessary to comply with, or as may be permitted under, Section 409A.

(e)If the Grantee is deemed on the date of a Separation from Service to be a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code and determined using any identification methodology and procedure selected by the Company from time to time, or the default methodology and procedure specified under Code Section 409A, if none has been selected by the Company), then with regard to any payment or the provision of any benefit that is “nonqualified deferred compensation” within the meaning of Section 409A and that is paid as a result of the Grantee’s Separation from Service, such payment or benefit shall not be made or provided prior to the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of such Separation from Service of the Grantee, and (ii) the date of the Grantee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Grantee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  For purposes of Section 409A, a payment of cash following conversion of an RSU shall constitute a “payment” thereof.

Section 8.Recoupment of RSUs/Cash.  Notwithstanding any provision in the Plan or this Agreement to the contrary, all RSUs and cash paid pursuant to this Agreement shall be subject to recoupment by the Company pursuant to the Company’s Compensation Recoupment Policy, as it may be amended from time to time (or any successor policy thereto) (the “Recoupment Policy”).  The terms of the Recoupment Policy are hereby incorporated by reference into this Agreement.

Section 9.General Matters.

(a)Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  Subject to the terms of the Plan, any benefits distributable to the Grantee under this Agreement that are not distributed at the time of the Grantee’s death shall be distributed, at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the beneficiary designated by the Grantee in writing filed with the Company in such form and at such time as the Committee shall require.  If a deceased Grantee failed to designate a beneficiary, or if the designated beneficiary of the deceased Grantee dies before the Grantee or before complete distribution of the benefits due under this Agreement, the amounts to be distributed under this Agreement shall be distributed to the legal representative or representatives of the estate of the last to die of the Grantee and any designated beneficiary.

(b)Amendments by the Committee.  The Committee may, at any time prior to the Final Vesting Date, amend this Agreement, provided that no amendment may, in the absence of written consent by the Grantee, adversely affect the rights of the Grantee under this Agreement prior to the date of such amendment.

(c)Administration.  The authority to manage and control the operation and administration of this Agreement has been vested in the Committee, and the

Committee shall have all powers with respect to this Agreement that it has with respect to the Plan.  Any interpretation of the Agreement by the Committee, and any decision made by it with respect to the Agreement, are final and binding.

(d)Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina without reference to principles of conflict of laws.

(e)Resolution of Disputes.  Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before a single arbitrator, to be held in North Carolina in accordance with the commercial rules and procedures of the American Arbitration Association. Judgment upon the award by the arbitrator shall be final and subject to appeal only to the extent permitted by law. Each party shall bear such party’s own expenses incurred in connection with any arbitration; provided, however, that the cost of the arbitration to the Grantee, including, without limitation, reasonable attorneys’ fees of the Grantee, shall be borne by the Company if the Grantee is the prevailing party in the arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.  If any costs of the arbitration borne by the Company in accordance herewith would constitute compensation to the Grantee for Federal tax purposes, then (i) the amount of any such costs reimbursed to the Grantee in one taxable year shall not affect the amount of such costs reimbursable to the Grantee in any other taxable year, (ii) the Grantee’s right to reimbursement of any such costs shall not be subject to liquidation or exchange for any other benefit, and (iii) the reimbursement of any such costs incurred by the Grantee shall be made as soon as administratively practicable, but in any event within ten (10) days, after the date the Grantee is determined to be the prevailing party in the arbitration.  The Grantee shall be responsible for submitting claims for reimbursement in a timely manner to enable payment within the timeframe provided herein.

(f)Notices.  Any notice or other communication required or permitted under this Agreement, to be effective, shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given (i) on the date delivered in person, (ii) on the date indicated on the return receipt if mailed postage prepaid, by certified or registered U.S. Mail, with return receipt requested, (iii) on the date transmitted by facsimile or e-mail, if sent by 5:00 P.M., Eastern Time, and confirmation of receipt thereof is reflected or obtained, or (iv) if sent by Federal Express, UPS or other nationally recognized overnight courier service or overnight express U.S. Mail, with service charges or postage prepaid, then on the next business day after delivery to the courier service or U.S. Mail (in time for and specifying next day delivery).  In each case (except for personal delivery), any such notice or other communication shall be sent, as appropriate, (v) to the Grantee at the last address or facsimile number specified in the Grantee’s records with the Company, or such other address or facsimile number as the Grantee may designate in writing to the Company, or (vi) to the Company, Attention:  General Counsel, at its corporate headquarters address or main facsimile number at such address or such other address as the Company may designate in writing to the Grantee.

(g)Failure to Enforce Not a Waiver.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(h)Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

(i)Modifications; Entire Agreement; Headings.  This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof.  The section headings herein are intended for reference only and shall not affect the interpretation hereof.

[Signatures Follow on Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement, including the Notice of Grant attached hereto as Annex A, effective as of the Grant Date set forth on Annex A.

Grantee:
UNIFI, INC.

By:
	Name:	Kevin D. Hall
	Title:	Chief Executive Officer

Annex A

NOTICE OF GRANT OF

RESTRICTED STOCK UNITS

The following employee of Unifi, Inc. has been granted Restricted Stock Units pursuant to the Unifi, Inc. Amended and Restated 2013 Incentive Compensation Plan in accordance with terms as set forth in this Notice of Grant and the Restricted Stock Unit Agreement to which this Notice of Grant is attached.

The terms below shall have the following meanings when used in the Restricted Stock Unit Agreement.

Grantee	[_____________]
Address of Grantee	7201 W. Friendly Avenue Greensboro, NC 27410
Grant Date	[_______________]
Aggregate Number of RSUs Granted	[______]